Exhibit 99.1

BJ’S RESTAURANTS, INC. ANNOUNCES $61.5 MILLION PRIVATE PLACEMENT OF COMMON STOCK

Huntington Beach, California – November 17, 2006 – BJ’s Restaurants, Inc. (NASDAQ: BJRI), today announced that it has entered into a definitive agreement for the private placement of $61.5 million of common stock with several new and existing institutional investors. The transaction involved the sale of 3,075,000 shares of common stock at a purchase price of $20.00 per share. The Company intends to use the net proceeds from the placement to fund its restaurant expansion plan and for other general corporate purposes. RBC Capital Markets acted as lead placement agent and CIBC World Markets acted as co-placement agent for the offering.

“This new equity capital will further strengthen our balance sheet and provide us with additional financial flexibility to support the continued execution of our restaurant growth plan,” said Jerry Deitchle, President and CEO. “We remain committed to careful, controlled and profitable growth in both established and new markets, and we also remain committed to operating our restaurants at a gold standard level for our segment. We believe the best years for our Company are yet to come.”

The shares of Common Stock to be sold to the investors have not been registered under the Securities Act of 1933. Accordingly, these securities may not be offered or sold in the United States, except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act. BJ’s Restaurants, Inc. has agreed to file a registration statement covering resale of these securities by the investors. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Common Stock.

BJ’s Restaurants, Inc. currently owns and operates 55 casual dining restaurants under the BJ’s Restaurant and Brewery, BJ’s Restaurant and Brewhouse or BJ’s Pizza & Grill brand names. BJ’s restaurants offer an innovative and broad menu featuring award-winning, signature deep-dish pizza complemented with generously portioned salads, sandwiches, soups, pastas, entrees and desserts. Quality, flavor, value, moderate prices and sincere service remain distinct attributes of the BJ’s experience. The Company operates eleven microbreweries which produce and distribute BJ’s critically acclaimed handcrafted beers throughout the chain. The Company’s restaurants are located in California (35), Texas (8), Arizona (4), Colorado (3), Oregon (3) and Nevada (2). The Company also has a licensing interest in a BJ’s restaurant in Lahaina, Maui. Visit BJ’s Restaurants, Inc. on the web at http://www.bjsrestaurants.com.

Certain statements in the preceding paragraphs and all other statements that are not purely historical constitute “forward-looking statements” for purposes of the Securities Act of 1933 and the Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected or anticipated. Factors that might cause such differences include, but are not limited to: (i) our ability to manage an increasing number of new restaurant openings, (ii) construction delays, (iii) labor shortages, (iv) minimum wage increases (v) food quality and health concerns, (vi) factors that impact California, where 35 of our current 55 restaurants are located, (vii) restaurant and brewery industry competition, (viii) impact of certain brewery business considerations, including without limitation, dependence upon suppliers and related hazards, (ix) consumer trends, (x) potential uninsured losses and liabilities, (xi) fluctuating commodity costs including food and energy, (xii) trademark and servicemark risks, (xiii) government regulations, (xiv) licensing costs (xv) beer and liquor regulations, (xvi) loss of key personnel, (xvii) inability to secure acceptable sites, (xviii) limitations on insurance coverage, (xix) legal proceedings, (xx) other general economic and regulatory conditions and requirements, (xxi) and numerous other matters discussed in the Company’s filings with the Securities and Exchange Commission. BJ’s Restaurants, Inc. undertakes no obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

For further information, please contact Greg Levin of BJ’s Restaurants, Inc. (714) 848-3747 ext. 240.